EXHIBIT 12
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                        BANKUNITED FINANCIAL CORPORATION
   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS



                                                                                                      THREE MONTHS
                                                                                                         ENDED
                                                          FOR THE YEARS ENDED SEPTEMBER 30,           DECEMBER 31,
                                                  ----------------------------------------------    ---------------
                                                  1992       1993      1994      1995      1996      1995      1996
                                                  -------   -------   -------   -------   ------    ------   ------
Fixed charges (excluding interest on deposits):

Interest on Borrowings                            $ 1,888   $ 1,949   $ 4,951   $ 8,455    13,832    $3,583    3,505
Rent (33%)                                            205       202       256       320       302        64      128
                                                  -----------------------------------------------   ---------------
  Total fixed charges                               2,093     2,151     5,207     8,775    14,134     3,627    3,633

Income fixed charges
  extraordinary items                               4,248     6,356     3,607     9,981     4,243     1,468    2,656
                                                  -----------------------------------------------   ---------------
    Earnings                                      $ 6,341   $ 8,507   $ 8,814   $18,756   $18,377    $5,095    6,299
                                                  ===============================================   ===============

Total fixed charges                               $ 2,093   $ 2,151   $ 5,207   $ 8,775   $14,134    $3,627  $ 3,633
Preferred stock dividends on a pretax basis         1,373     2,386     3,016     3,536     3,460       865    1,084
                                                  -----------------------------------------------   ---------------
  Combined fixed charges and
    preferred stock dividends                     $ 3,466   $ 4,537   $ 8,223   $12,311   $17,594    $4,491  $ 4,717
                                                  ===============================================   ================
Ratio of earnings to combined fixed charges
  and preferred stock dividends                    1.83:1   1.87:1    1.07:1    1.52:1    1.05:1    1.13:1    1.33:1
                                                  ===============================================   ================



Fixed charges (including interest on deposits):

Interest on Deposits                              $12,134   $10,261   $11,344   $17,849   $20,791   $4,223   $ 8,882
Interest on Borrowings                              1,888     1,949     4,951     8,456    13,832    3,563     3,505
Rent (33%)                                            205       202       256       320       302       64       128
                                                  -----------------------------------------------   ----------------
  Total fixed charges                              14,227    12,412    16,551    26,625    34,925    7,850    12,515

Income before income taxes and
  extraordinary items                               4,248     6,356     3,607     9,981     4,243    1,468     2,856
    Earnings                                      $18,475   $18,768    20,158   $36,606   $39,168   $9,318   $15,171
                                                  ===============================================   ================

Total fixed charges                               $14,227   $12,412   $16,551   $26,625  $34,925    $7,850   $12,515
Preferred stock dividends on a pretax basis         1,373     2,386     3,016     3,536    3,460       865     1,084
                                                  ----------------------------------------------    ----------------
  Combined fixed charges and
    preferred stock dividends                     $15,600   $14,798   $19,567   $30,161  $38,385    $8,714   $13,599
                                                  ----------------------------------------------    ----------------
Ratio of earnings to combined fixed charges
  and preferred stock dividends                    1.18:1    1.27:1    1.03:1   1.21:1   1.02:1      1.07:1   1.12:1
                                                  ----------------------------------------------    ----------------
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